Exhibit 10.8

Execution Copy

SUBSCRIPTION AGREEMENT

made as of 16 October 2015

by and among

1.	Fidelity Select Portfolios: Biotechnology Portfolio

c/o Brown Brothers Harriman & Co.

525 Washington Blvd

Jersey City NJ 07310

USA

2.	Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund

c/o State Street Bank & Trust

PO Box 5756

Boston, Massachusetts 02206

USA

3.	Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund

c/o State Street Bank & Trust

PO Box 5756

Boston, Massachusetts 02206

USA

4.	Fidelity Blue Chip Growth Commingled Pool

by Fidelity Management & Trust Co.

c/o Brown Brothers Harriman & Co.

525 Washington Blvd

Jersey City NJ 07310

USA

5.	Pyramis Lifecycle Blue Chip Growth Commingled Pool

by Pyramis Global Advisors Trust Company, as Trustee

c/o State Street Bank & Trust

PO Box 5756

Boston, Massachusetts 02206

USA

Subscription Agreement regarding AC Immune SA as of 16 October 2015	2

6.	Fidelity Securities Fund: Fidelity Blue Chip Growth Fund

c/o M.Gardiner & Co

C/O JPMorgan Chase Bank, N.A

P.O. Box 35308

Newark, NJ 07101-8006

USA

(1. to 6. above collectively “Fidelity”)

Other investors adhering to this Subscription Agreement through signing of the Adherence Declaration and accepted by the Company

(together with Fidelity the “Investors”

and each individually an “Investor”)

and

AC Immune SA

EPFL Innovation Park, bâtiment B,

1015 Lausanne, Switzerland

(“Company”)

(each a “Party”, all together the “Parties”)

Subscription Agreement regarding AC Immune SA as of 16 October 2015	3

Table of Contents

Preamble		4

1.	DEFINITIONS	4

2.	CURRENT EQUITY STRUCTURE OF THE COMPANY	7

2.1	Share capital	7

2.2	Articles of Association	8

3.	INCREASE OF SHARE CAPITAL (SERIES E FINANCING ROUND)	8

3.1	Subscription Undertaking	8

3.2	Payment Undertaking at Closing	9

3.3	Resolution passed by the Extraordinary General Meeting	10

3.4	Resolution of the Board	10

4.	OWNERSHIP STRUCTURE AFTER SERIES E FINANCING ROUND	10

5.	CLOSING	10

5.1	Place and Date of Closing	10

5.2	Conditions Precedent to Closing	10

5.3	Closing Actions for Closing	12

6.	TERMINATION AND RECISSION	13

7.	REPRESENTATIONS AND WARRANTIES	13

7.1	Representation and Warranties by the Company	13

7.2	Representation and Warranties by each Investor	14

7.3	Exclusive Representations and Warranties	14

8.	INDEMNIFICATION AND REMEDIES	14

8.1	Notice of Breach (Rügefrist)	14

8.2	Time Limitations on Claims (Verjährung / prescription)	15

8.3	Remedies for the Investors	15

8.4	Limitations on Liability by the Company	16

9.	COVENANTS OF THE COMPANY	17

9.1	Issuance of New Shares and Registration in the Share Register	17

9.2	Information Rights	17

10.	NATURE OF PARTIES’ RIGHTS AND OBLIGATIONS	18

11.	MISCELLANEOUS	18

11.1	Confidentiality	18

11.2	Successors and Assignment	19

11.3	Costs and Expenses, Taxes	19

11.4	Notices	19

11.5	Entire Agreement	20

11.6	Severability	21

11.7	Termination at IPO and Survival	21

11.8	Amendments	21

11.9	Waiver of Rights	21

11.10	Announcement	21

11.11	Counterparts	21

11.12	Applicable Law	22

11.13	Arbitration	22

Annexes 28

Subscription Agreement regarding AC Immune SA as of 16 October 2015	4

Preamble

A

The Company intends to increase its share capital in a fifth round of financing (the “Series E Financing Round”) by way of issuance of up to 20’536 Series E Preferred Shares in the Company with a nominal value of CHF 5.00 per Series E Preferred Share, each to be fully paid-in in cash, thereby increasing the issued share capital of the Company by a nominal amount of up to CHF 102’680.

B

The Parties wish to determine their respective rights and obligations in relation to the Investors’ investment in the Company and the subscription and issuance of new Series E Preferred Shares in the Company in this Subscription Agreement and its Annexes and Appendices.

1.	DEFINITIONS

For the purposes of this Subscription Agreement (including the introductory paragraphs and the Appendices), capitalized terms shall have the meanings as follows or, if not defined herein, in the Shareholders’ Agreement):

Articles of Association	means the Articles of Association of the Company substantially in the form of Annex 2.2, as amended from time to time.

Basket Losses	shall have the meaning as defined in Section 8.4.

Blocked Capital Account	shall have the meaning as defined in Section 3.2.

Board	means the Company’s board of directors as the same shall be constituted from time to time.

CO	Swiss Code of Obligations dated 30 March 1911 as amended from time to time.

Common Shares	shall mean the existing 35,034 restricted common shares (vinkulierte Namenaktien / actions nominatives avec restrictions) with a nominal value of CHF 5.00 each per Common Share, and having the transfer restrictions set forth in the Articles of Association.

Company	shall have the meaning as defined in the introduction of this Subscription Agreement.

Subscription Agreement regarding AC Immune SA as of 16 October 2015	5

Compensatory Capital Increase	shall have the meaning as defined in Section 8.3.

Debt Repayment Triggering Event	shall have the meaning as defined in Annex 7.1 Section 7.

Defaulting Party	shall have the meaning as defined in Section 10.

Environmental Laws	shall have the meaning as defined in Annex 7.1 Section 21.

Extraordinary General Meeting	shall have the meaning as defined in Section 3.3(a).

FCPA	shall have the meaning as defined in Annex 7.1 Section 22.

FDA	shall have the meaning as defined in Annex 7.1 Section 16.

Financial Statements	shall have the meaning as defined in Annex 7.1 Section 13.

Full Consummation	shall mean that the Series E Preferred Shares issued in connection with the Series E Financing Round have been registered in the commercial register in accordance with Section 5.3 of this Subscription Agreement.

Governmental Authority	shall have the meaning as defined in Annex 7.1 Section 22.

Intellectual Property Rights	shall have the meaning as defined in Annex 7.1 Section 9.

Investor	shall have the meaning as defined in the introduction of this Subscription Agreement.

Investors	shall have the meaning as defined in the introduction of this Subscription Agreement

knowledge including the phrase “to the Company’s knowledge”	shall mean the actual knowledge after reasonable investigation of the Chief Executive Officer, the Chief Scientific Officer and Chief Financial Officer of the Company.

Loss	shall have the meaning as defined in Section 8.3.

Material Adverse Effect	means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Company.

OFAC	shall have the meaning as defined in Annex 7.1 Section 23.

Official	shall have the meaning as defined in Annex 7.1 Section 22.

Subscription Agreement regarding AC Immune SA as of 16 October 2015	6

Party or Parties	shall have the meaning as defined in the introduction of this Subscription Agreement.

Permits	shall have the meaning as defined in Annex 7.1 Section 20.

Registration Rights Agreement	means the agreement among the Company and certain shareholders of the Company dated as of the date of the Closing, in the form of Annex 5.2.1(e) attached to this Subscription Agreement.

Regulatory Agencies	shall have the meaning as defined in Annex 7.1 Section 16.

Revised Articles of Association	means the Articles of Association of the Company to be adopted at Closing substantially in the form of Annex 3.3.

Securities Act	means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Series A Preferred Shares	shall mean the existing 14’152 Series A preferred shares (Vorzugsaktien der Serie A / actions privilégiées série A) with a nominal value of CHF 5.00 each per Series A Preferred Share, and having the preference rights set forth in the Articles of Association.

Series B Preferred Shares	shall mean the 67’130 Series B preferred shares (Vorzugsaktien der Serie B / actions privilégiées série B) with a nominal value of CHF 5.00 each per Series B Preferred Share, and having the preference rights set forth in the Articles of Association.

Series C Preferred Shares	shall mean the 38’476 Series C preferred shares (Vorzugsaktien der Serie C / actions privilégiées série C) with a nominal value of CHF 5.00 each per Series C Preferred Share, and having the preference rights set forth in the Articles of Association.

Series D Preferred Shares	shall mean the 16’490 Series D preferred shares (Vorzugsaktien der Serie D / actions privilégiées série D) with a nominal value of CHF 5.00 each per Series D Preferred Share, and having the preference rights set forth in the Articles of Association.

Series E Financing Round	shall have the meaning as defined in the Preamble.

Series E Original Issue Price	shall have the meaning as defined in Section 3.1.

Series E Preferred Shares	shall mean the up to 12,453 Series E Preferred Shares (Vorzugsaktien der Serie E / actions privilégiées série E) with a

Subscription Agreement regarding AC Immune SA as of 16 October 2015	7

nominal value of CHF 5.00 each per Series E Preferred Share, each to be fully paid in pursuant the terms and conditions set forth in the Subscription Agreement and having the preference rights set forth in the Revised Articles of Association in Annex 3.3. and any additional Series E Preferred Shares subscribed by any adhering Investor

Shareholder	means any shareholder of the Company which at any given time is a party to the Shareholders’ Agreement.

Shareholders’ Agreement	means the shareholders’ agreement regarding the Company dated 16 October 2015 in Annex 0.

Shares	shall mean any share of the Company.

Subscription Agreement	means this Subscription Agreement.

Subscription Form	shall have the meaning as defined in Section 3.2.

Tax Authority	shall mean any governmental or other authority whatsoever competent to impose, collect or assess any Taxes, whether in Switzerland or elsewhere.

Taxes	shall mean all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of Switzerland or any other jurisdiction, and any penalty, fine, surcharge, interest, charges or costs relating thereto or to any account, record, form, return or computation required to be kept, preserved, maintained or submitted to any Tax Authority, and Taxation shall have the same meaning.

Transaction Documents	shall mean, collectively, the Subscription Agreement, the Registration Rights Agreement and the Shareholders’ Agreement.

2.	CURRENT EQUITY STRUCTURE OF THE COMPANY

2.1	Share capital

As at the date of this Subscription Agreement the Company has an issued statutory share capital in the nominal amount of CHF 853’900.00 divided into 34’532 Common Shares with a nominal value of CHF 5.00 each, 14’152 registered Series A Preferred Shares, 67’130 registered Series B Preferred Shares, 38’476 Series C Preferred Shares and 16’490 registered Series D Preferred Shares. In addition, the Company has a conditional share capital of CHF 92’010.00 corresponding to up to 18’402 Common Shares. The Company has no treasury shares.

Subscription Agreement regarding AC Immune SA as of 16 October 2015	8

2.2	Articles of Association

The current Articles of Association (not yet reflecting the Series E Financing Round and not reflecting the exercise of 502 options in 2015) are enclosed as Annex 2.2

3.	INCREASE OF SHARE CAPITAL (SERIES E FINANCING ROUND)

3.1	Subscription Undertaking

Subject to the terms and conditions of this Subscription Agreement, the Company shall issue at Closing to Fidelity a total of up to 12’453 Series E Preferred Shares with a nominal value of CHF 5.00 each.

Subject to the terms and conditions of this Subscription Agreement, each Investor agrees, severally and not jointly, to subscribe Series E Preferred Shares at the signing of this Subscription Agreement, for an amount of USD 2’409.06 (in words: two thousand four hundred and nine point zero six U.S. Dollars) for each Series E Preferred Share (“Series E Original Issue Price”). The amount of USD 2’409.06 per share shall be payable at Closing whereby the amount exceeding the nominal value of the new Series E shares shall be booked as reserves from capital paid in (Kapitaleinlagereserven). The commitment by each Investor shall be as follows:

Name of Party	Number of Series E Preferred Share	Subscription amount Closing (in USD)

Fidelity Select Portfolios: Biotechnology Portfolio	1’639	3’948’449.34

Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund	405	975’669.30

Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund	769	1’852’567.14

Fidelity Blue Chip Growth Commingled Pool By: Fidelity Management & Trust Co.	15	36’135.90
Pyramis Lifecycle Blue Chip Growth Commingled Pool By: Pyramis Global Advisors Trust Company, as Trustee	114	274’632.84

Fidelity Securities Fund: Fidelity Blue Chip Growth Fund	2’412	5’810’652.72

Total Fidelity	5’354	12’898’107.24

Other investors adhering to this Subscription Agreement	Up to 15’182	Up to 36’574’348.92

Total overall	Up to 20’536	Up to 49’472’456.16

Each Investor other than Fidelity shall indicate the commitment by such Investor in an adherence declaration substantially in the form of Annex 3.1

Subscription Agreement regarding AC Immune SA as of 16 October 2015	9

3.2	Payment Undertaking at Closing

In implementation of the subscription in cash undertaking, each Investor hereby undertakes to execute and deliver to the Company on or prior to the Closing a subscription form as required by Swiss corporate law substantially in the form attached hereto as Annex 3.2 (“Subscription Form”) and pay the corresponding subscription amount to the following blocked capital account in the name of the Company (“Blocked Capital Account”; Kapitaleinzahlungssperrkonto / compte de consignation):

Please send cash (USD) to the following bank:

Bank of New York Mellon

One Wall Street

US-New York

ABA 021000018

Swift-Code (BIC):

IRVTUS3NXXX

For further credit to (Field 57) :

A/C-Nr : 8033342099

Credit Suisse

CH-8070 Zurich

Direct MT103 to :

CRESCHZZ80A

Subscription Agreement regarding AC Immune SA as of 16 October 2015	10

Beneficiary’s name (Field 59):

AC Immune SA, Lausanne

Beneficiary’s IBAN (A/C No) (Field 59):

CH72 0483 5173 7769 4200 7

Reference:

Share Capital Increase of AC Immune SA

3.3	Resolution passed by the Extraordinary General Meeting

The following resolution shall be passed at the Extraordinary General Meeting on the Closing:

a)	to increase the nominal statutory share capital of the Company by the total amount of the Series E Original Issue Price of all Series E Preferred Shares validly subscriped for pursuant to Section 3.2 of this Subscription Agreement through the issuance of the number of Series E Preferred Shares validly subscribed for pursuant to Section 3.2 of this Subscription Agreement but by the aggregate amount of a maximum of CHF 102’680 to up to CHF 956’580 through the issuance of a maximum of 20’536 new Series E Preferred Shares with a nominal value of CHF 5.00 each at the subscription amount to be determined by the Board; and

b)	to adopt the Revised Articles of Association in Annex 3.3 as to all items except the share capital and the numbers of Series E Preferred Shares

3.4	Resolution of the Board

The Company undertakes to procure that the Board of Directors of the Company will prior to Closing approve the issuance of the Series E Preferred Shares at the Series E Original Issue Price (execution resolution, Durchführungsbeschluss).

4.	OWNERSHIP STRUCTURE AFTER SERIES E FINANCING ROUND

Prior and after completion of the initial closing of the Series E Financing Round, the ownership structure of the Company shall be as specified in the capitalization table set forth in Annex 4.

5.	CLOSING

5.1	Place and Date of Closing

The closing of the Series E Financing (“Closing”) shall take place on October 15, 2015, at 11.a.m. Swiss time at the offices of VISCHER AG, Aeschenvorstadt 4, 4010 Basel, Switzerland, or such other date or place as the Company and Fidelity mutually agree.

5.2	Conditions Precedent to Closing

5.2.1	Conditions in favor of Fidelity

The Closing shall be subject to the prior fulfillment of each of the following conditions precedent in favor of Fidelity unless otherwise waived:

a)	The representations and warranties of the Company contained in Section 7.1 shall be true and correct in all material respects as of the Closing (except that representations and warranties qualified by materiality or a Material Adverse Effect shall be true and correct in all respects).

Subscription Agreement regarding AC Immune SA as of 16 October 2015	11

b)	The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Subscription Agreement that are required to be performed or complied with by the Company on or before such Closing.

c)	All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the Shares pursuant to this Subscription Agreement shall be obtained and effective as of such Closing.

d)	The Company, Fidelity, any other Investor and the other shareholders of the Company representing 85% of all outstanding Shares prior to the Closing of the Series E Financing Round shall have executed and delivered the Shareholders’ Agreement (or a joinder agreement thereto), in substantially the form of Annex 0 hereto.

e)	The Company, Fidelity, any other Investor requesting so and the other shareholders of the Company named as parties thereto shall have executed and delivered the Registration Rights Agreement (or a joinder agreement thereto), in substantially the form of Annex 5.2.1(e) hereto.

f)	Fidelity and any other Investor requesting so shall have received from VISCHER AG, counsel for the Company, an opinion, dated as of the date of such Closing, in substantially the form Annex 5.2.1(f) attached to this Subscription Agreement.

g)	Legal counsel shall have delivered to Fidelity and any other Investor requesting so a certificate, dated as of the date of such Closing, certifying (i) the resolutions of the Board of Directors of the Company approving the Subscription Agreement and the transactions contemplated under such Agreement, and (ii) resolutions of the shareholders of the Company approving the issuance of Series E Preferred Shares and the Revised Articles of Association in Annex 3.3

h)	All corporate and other proceedings in connection with the transactions contemplated at such Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Fidelity and the Investors shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.

5.2.2	Conditions in favor of Company

The Closing shall be subject to the prior fulfillment of each of the following conditions precedent in favor of the Company, unless otherwise waived:

a)	The representations and warranties of each Investor contained in Section 7.2 shall be true and correct in all respects as of such Closing.

b)	The Investors shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Subscription Agreement that are required to be performed or complied with by them on or before such Closing.

Subscription Agreement regarding AC Immune SA as of 16 October 2015	12

c)	All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the Shares pursuant to this Subscription Agreement shall be obtained and effective as of such Closing.

d)	The Company, Fidelity, any other Investor and the other shareholders of the Company representing 85% of all outstanding Shares prior to the Closing of the Series E Financing Round shall have executed and delivered the Shareholders’ Agreement, in substantially the form of Annex 0 hereto.

e)	The Investors requesting so shall have executed and delivered the Registration Rights Agreement substantially in the form of Annex 5.2.1(f).

f)	No action is pending or threatened which seeks to enjoin, restrain or prohibit the consummation of the subscriptions contemplated by the Subscription Agreement.

5.3	Closing Actions for Closing

At Closing, the relevant Party shall deliver the following documents, duly executed and in form and substance satisfactory to the Company and Fidelity:

a)	a bring-down certificate of the Company confirming that the conditions precedent set out in Section 5.1 are satisfied as of the Closing, substantially in the form attached hereto in Annex 5.3(a);

b)	a duly signed application to the Register of Commerce regarding the increase of the share capital to reflect the Series E Financing Round;

c)	confirmation from Credit Suisse, in Basel, evidencing that the amount of at least USD 12’898’107.24 (plus any amount required to be paid in by the Investors other than Fidelity) has been paid in cash and fully credited to the Blocked Capital Account; and

d)	circular resolutions or minutes evidencing the Board resolution regarding registration of the Investors as owners with voting rights of the relevant number of Series E Preferred Shares subscribed by the Investors in the Company’s share register upon Full Consummation.

Upon the delivery of these documents, the following actions shall be performed:

e)	Each Investor shall deliver its duly signed Subscription Form (as original or at least as PDF copy) substantially in the form as set out in Annex 3.2.

f)	The Board shall issue its report on the capital increase (Kapitalerhöhungsbericht / rapport d’augmentation), take the resolutions on the implementation of the Series E Financing (Feststellungsbeschluss / decision de constatation) in the presence of a public notary and adopt the Revised Articles of Association in Annex 3.3 including the final share capital and the numbers of Series E Preferred Shares.

The Company shall file the application with the Register of Commerce immediately after receipt of the above executed documents.

Subscription Agreement regarding AC Immune SA as of 16 October 2015	13

6.	TERMINATION AND RECISSION

If no Full Consummation of the Series E Financing occurs until the later of 20 calendar days after the Closing or 40 calendar days after the date of this Subscription Agreement, if the Investor did not cause such delay by a breach of any of its material obligations under this Subscription Agreement, the Investor shall have the right (but not the obligation) to terminate and rescind this Subscription Agreement and any documents, instruments or deeds executed by the Investor (including, but not limited to, the Subscription Forms) with immediate effect by written notice to all other Parties.

If notice of termination and rescission is made in accordance with the terms of the preceding paragraph:

a)	each of the Parties acknowledges and agrees that this Subscription Agreement and any documents, instruments or deeds executed by the Investor (including, but not limited to, the Subscription Forms) shall be deemed terminated and shall be without any further effect;

b)	The Company hereby undertakes to the Investors to procure that the application to the Register of Commerce of the Series E Financing Round (if already filed) shall be withdrawn and instruct VISCHER AG, Attorneys at Law (or any other public notary appointed by the Parties) and the Company to return the respective subscription amount paid by the Investors for new Series E Preferred Shares to the Investors in cash out of the Blocked Capital Account.

If this Subscription Agreement is terminated pursuant to this Section, such termination shall be without liability of the Investors to the Company and vice versa; provided, however, that if such termination is the result of the willful misconduct or gross negligence of a Party failing to satisfy its respective obligations under Sections 3, 5 and 6, such Party shall be liable to the other Parties for any damage, loss, costs or expenses incurred or sustained as a result of such misconduct or breach. It shall be agreed and understood that, in addition to such liability, such other Parties shall have the right to request specific performance.

If this Subscription Agreement is terminated by a Party (which is not the result of the willful misconduct or gross negligence of such Party to satisfy its respective obligations under Sections 3, 5 and 6), all provisions of this Subscription Agreement shall cease to be effective for such Party except for the preceding paragraph and Section 11 (Miscellaneous).

7.	REPRESENTATIONS AND WARRANTIES

7.1	Representation and Warranties by the Company

Subject to the limitations set forth in this Section 7 (including Annex 7.1) and Section 8, the Company hereby represents and warrants in the sense of an independent guarantee as of the time of signing of this Subscription Agreement to the Investors, that the representations and warranties set forth in Annex 7.1 are in all material respects true, complete, correct and not misleading (or in the case of representations and warranties qualified by materiality or a Material Adverse Effect, in all respects true, complete, correct and not misleading) as of the date of this Subscription Agreement and as of the date of the Closing, except for those representations and warranties which are explicitly made as of a specific date.

Subscription Agreement regarding AC Immune SA as of 16 October 2015	14

7.2	Representation and Warranties by each Investor

Subject to the limitations set forth in this Section 7 (including Annex 7.2) and Section 8, each Investor hereby represents and warrants in the sense of an independent guarantee as of the time of signing of this Subscription Agreement to the Company, that the representations and warranties set forth in Annex 7.2 are in all material respects true, complete, correct and not misleading as of the date of this Subscription Agreement and as of the date of the Closing, except for those representations and warranties which are explicitly made as of a specific date. Each Investor agrees that Credit Suisse Investment Banking may rely on the representations and warranties set forth in Annex 7.2.

7.3	Exclusive Representations and Warranties

The Parties acknowledge that none of the Parties has made, and none of the Parties has relied upon, any representation or warranty, express or implied, pertaining to the subject matter of this Subscription Agreement other than as expressly provided in this Subscription Agreement. Without prejudice to the foregoing, the Company hereby acknowledges that each of the Investors has entered into this Subscription Agreement and is subscribing the Series E Preferred Shares in reliance on each of the representations and warranties set forth in this Section 7 (including Annex 7.1). Each Investor acknowledges that such Investor is not relying upon any person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Investor agrees that neither any Investor nor its respective controlling persons, officers, directors, partners, agents, nor employees nor any partners or agents of such Investor shall be liable to any other Investor for any action taken or omitted to be taken by any of them in connection with this Subscription Agreement.

8.	INDEMNIFICATION AND REMEDIES

8.1	Notice of Breach (Rügefrist)

An Investor claiming a breach shall deliver to the Company a notice in writing describing the underlying facts of a claim for misrepresentation or breach of warranty in reasonable detail to the extent then known within sixty (60) calendar days after such Investor has obtained reasonable knowledge of the circumstances which are likely to give rise to a claim for misrepresentation or breach of warranty under this Subscription Agreement.

Failure to provide notice of claim consistent with this Section 8.1 shall not relieve the Company of any liability it may have under Section 7; provided, however, that the Company shall not be liable for any damage, loss, expense, or cost to the extent that the same is attributable to, or caused or aggravated by, or could not be remedied due to, that Investor’s failure to timely provide notice in accordance with this Section 8.1. The Parties explicitly waive the application of Article 201 CO.

The rules in this Section shall apply mutatis mutandis in case the Company makes a claim towards an Investor.

Subscription Agreement regarding AC Immune SA as of 16 October 2015	15

8.2	Time Limitations on Claims (Verjährung / prescription)

The representations and warranties given by the Company as set forth in Section 7.1 and Annex 7.1 shall expire, and any claim of an Investor for misrepresentation or breach of warranty shall be time barred, forfeited and precluded from being made (Verjährung / prescription):

a)	with respect to the representations and warranties made in Annex 7.1 Sections 1 (Incorporation and Authority), 2 (Capitalization), 3 (Authorization) and 4 (Valid Issuance of Shares) as of the tenth (10th) anniversary of the Closing;

b)	with respect to the representations and warranties made in Annex 7.1 Sections 16 (Payments of Taxes) and 18 (Social Security and Pensions) on the earlier of: (i) six (6) months after the date on which the relevant Taxes have been finally assessed (veranlagt / taxées) and such assessment has become legally binding (rechtskräftig / définitivement jugées), or (ii) the date on which the statute of limitations for the relevant Taxes has expired; or

c)	with respect to all other representations and warranties made in Annex 7.1, as of the expiry of a period of twelve (12) months from the Closing.

The representations and warranties given by each Investor as set forth in Section 7.2 and Annex 7.2 shall expire, and any claim of the Company for misrepresentation or breach of warranty shall be time barred, forfeited and precluded from being made (Verjährung / prescription) as of the expiry of a period of twelve (12) months from the Closing.

An Investor shall be entitled to make a claim in respect of liability which is contingent or unascertained provided that written notice of the claim (giving as far as practical the amount and details of the claim) is given to the Company before the expiry of the relevant periods specified in this Section. Any notice of claim for misrepresentation or breach of warranty may be delivered to the Company on or by the applicable date set forth in the preceding paragraphs, in which case the resolution of such claim may be effected after such date; provided, however, that notwithstanding the foregoing, such Investor’s claim shall be time-barred, forfeited and precluded from being made (verjährt / prescrit) unless such Investor initiates proceedings on the claim against the Company pursuant to Section 11.13 (Arbitration) within twelve (12) months from the date of such Investor’s notice of claim to the Company. The rules in this paragraph shall apply mutatis mutandis in case the Company makes a claim towards an Investor.

8.3	Remedies for the Investors

The Investors shall be indemnified for any and all direct costs, expenses, damages, claims, actions, demands, penalties or other liabilities including loss of Series E Original Issue Price but excluding any lost profits, resulting as a consequence of any inaccuracy or breach of any representation, warranty, covenant, undertaking, confirmation or obligation (the “Loss”), pursuant to the terms and conditions in this Section 8.3 thereby excluding any other remedy. The term Loss shall also include all duly documented external costs and reasonable expenses of the Investors claiming the Loss including reasonable attorneys’ fees.

Subscription Agreement regarding AC Immune SA as of 16 October 2015	16

To the extent the claimed Loss is remedied in full by the Company immediately upon receiving notification of the Loss, or at the latest within one month after receiving the claim, and provided the Company has established the contractually due status, the claim shall lapse and be of no further effect.

Subject to Section 8.4 hereinafter and subject to the subsequent paragraph, the Loss shall be compensated in full by the Company by way of a compensatory capital increase of the Company’s share capital (“Compensatory Capital Increase”). The Compensatory Capital Increase shall be resolved and completed without undue delay after the demand by such Investor or Investors.

As part of the Compensatory Capital Increase, the Investors shall be invited, to the exclusion of the subscription rights of all other Shareholders, to subscribe to the number of Series E Preferred Shares at its nominal value (currently CHF 5.00) per share so that the Investors shall receive such participation in the Company’s share capital as if the Investors had invested the funds committed under this Subscription Agreement and the additional funds provided in the Compensatory Capital Increase from the start at the Reduced Valuation. The “Reduced Valuation” shall be equal to a pre-money valuation of the Company (i.e. before the Series E Financing Round) less the amount of all Losses.

To the extent that the Compensatory Capital Increase cannot be implemented, resolved or is blocked for whatever reason for a period of 90 days after the claim is due, the Company shall indemnify the Investors irrespective of fault for any Loss through a payment in cash.

The remedies in this Section 8.3 for any misrepresentation or breach of warranty under this Subscription Agreement by the Company shall be in lieu of, and not in addition to, the remedies provided for under statutory law. All other remedies including, without limitation, the right to rescind this Subscription Agreement shall, subject to the right of termination and rescission in accordance with Section 6, not apply and are expressly excluded and waived.

8.4	Limitations on Liability by the Company

The liability of the Company and towards all Investors for misrepresentations or breaches of warranties under this Subscription Agreement shall be excluded if the aggregate amount of the claimed Basket Losses for all Investors does not exceed CHF 1’000’000; provided, however, in the case the total claimed Basket Losses exceed CHF 1’000’000, the entire Loss (and not only the amount above the claimed Basket Losses) is to be compensated. For purposes hereof, “Basket Losses” shall mean actual damages, claims, actions, demands, penalties or other liabilities including loss of Series E Original Issue Price but excluding any lost profits, resulting as a consequence of any inaccuracy or breach of any representation, warranty, covenant, undertaking, confirmation or obligation but excluding attorney’s fees and other external costs and expenses of the Investors claiming the Loss.

Each Investor confirms not to be aware that the Company is in breach of any representation or warranty at the date of this Subscription Agreement. The Parties explicitly exclude and waive Article 200 para 2 CO, if and to the extent applicable.

Subscription Agreement regarding AC Immune SA as of 16 October 2015	17

The Company’s liability for misrepresentation or breach of warranty under this Subscription Agreement shall be excluded or reduced, as the case may be, if and to the extent that:

a)	Such Investor or the Company has actually recovered or, using commercially reasonable best efforts, could recover or could have recovered, as the case may be, from any third person, including but not limited to an insurer, any sum in respect of any matter to which a claim made relates, after deduction of all duly documented costs and expenses incurred in making such recovery;

b)	a specific provision, reserve or valuation allowance has been or is made or included in the financial statements / management accounts of the Company as of 31 December 2014 with respect to the facts, matters or circumstances resulting in a misrepresentation of breach of warranty;

c)	such Loss is attributable to any act, omission, Subscription or arrangement of the Company after the closing of this Subscription Agreement;

d)	to the extent that such Loss arises only as a result of any change in the accounting bases or policies in accordance with which the Company values its assets or calculate its liabilities or any other change in accounting practice from the treatment or application of the same used in preparing the accounts (save to the extent that such changes are required to correct errors or because relevant generally accepted accounting principles have not been complied with);

e)	any tax payable by the Company is reduced as a result of a matter giving rise to a claim for misrepresentation or breach of warranty; and

f)	such claim arises or is increased as a result of any legislation, regulation, rule of law or practice not in force at the date hereof, or as a result of the withdrawal (which is not due to any act or omission of the Company) after Closing of any authorization, license or permit previously made by any relevant authority, or as a result of any change made or introduced on or after the date hereof in any legislation, regulation, rule of law or practice of any relevant authority, whether or not such change or withdrawal purports to be effective retrospectively in whole or part.

9.	COVENANTS OF THE COMPANY

9.1	Issuance of New Shares and Registration in the Share Register

Promptly following the receipt of the certified extract and/or express confirmation of the Register of Commerce evidencing the registration of the Series E capital increase and the respective adoption of the Revised Articles of Association the Company shall deliver to the Investors a copy of the updated share register of the Company evidencing each Investor as owner of the appropriate number of Series E Preferred Shares.

9.2	Information Rights

The Company shall deliver to each Investor at a minimum,

a)	audited financial statements within 90 days after the end of each fiscal year, prepared in accordance with IFRS;

Subscription Agreement regarding AC Immune SA as of 16 October 2015	18

b)	unaudited quarterly financial statements within 30 days from the end of each quarter; and

c)	quarterly progress reports as determined by the Board

The Company shall promptly and accurately respond, and shall use its best efforts to cause its transfer agent to promptly respond, to requests for information made on behalf of any Investor or such Investor’s fund or account relating to accounting or securities law matters required in connection with its audit or the actual holdings of the Investor or of the Investor’s funds or accounts, including in relation to the total outstanding shares.

All information rights shall expire once no Investor (or the Investor’s fund or account) holds any securities of the Company that are restricted under the Securities Act, as amended.

10.	NATURE OF PARTIES’ RIGHTS AND OBLIGATIONS

Except as specifically provided otherwise in this Subscription Agreement, the rights and obligations of the Parties hereunder shall be several (and not joint). Each Investor may exercise and enforce its rights hereunder in accordance with this Subscription Agreement, and the non-performance by the Company or a Shareholder (the “Defaulting Party”) shall neither relieve the Company nor any other Shareholder from performing its obligations under this Subscription Agreement, nor shall the Company (provided it is not the Defaulting Party) or any other Shareholder be liable for the non-performance by the Defaulting Party. Nothing in this Subscription Agreement is intended to or shall be construed as establishing or implying any partnership of any kind between the Parties.

11.	MISCELLANEOUS

11.1	Confidentiality

Unless disclosure is or has been approved by the Company and Fidelity, the existence as well as the terms and conditions of this Subscription Agreement, and any information exchanged between the Parties (including their respective representatives or advisors) during the due diligence and the negotiation of the definitive agreements for the Series E Financing Round and/or pertaining to the business and the operation of the Company shall be kept strictly confidential by each Party as further outlined in the Shareholders’ Agreement, provided however, that the Company may confirm that an Investor is the investor in the Company following the public announcement of the Closing of the Series E Financing. Any Party may disclose the terms of this Subscription Agreement (i) to the extent required to comply with any governmental or regulatory inquiry or with applicable law, including the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent governmental agency to which the Party is subject; provided, that where it is practicable such Party will solicit and will reasonably consider the comments of the other Party regarding confidential treatment sought for such disclosure; (ii) to the extent required for the enforcement of such Party’s rights hereunder and/or under the Shareholders’ Agreement; and (iii) to its affiliated companies, advisors (including financial advisors,

Subscription Agreement regarding AC Immune SA as of 16 October 2015	19

attorneys and accountants), actual or potential acquisition partners, financing sources or investors and underwriters on a need to know basis; provided that such disclosure is covered by terms of confidentiality similar to those set forth herein (which may include professional ethical obligations).

11.2	Successors and Assignment

This Subscription Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

None of the Parties shall be entitled to assign all or any part of its rights and obligations under this Subscription Agreement without the prior written consent of the other Parties, except that post the Closing each Investor may assign its rights and obligations under this Subscription Agreement with the prior written consent of the Company in conjunction with a transfer of Shares pursuant to and in compliance with the Shareholders’ Agreement.

11.3	Costs and Expenses, Taxes

Provided the Series E Financing Round is closed, the Company shall pay the reasonable fees and out-of-pocket expenses of counsel for the several Investors, in an aggregate amount not to exceed USD 100’000 including any taxes. The Company shall also bear all Swiss issuance and stamp taxes arising out of the Series E Financing Round. Each Party shall bear any other costs and any other expenses arising out of or incurred, and any taxes imposed on it, in connection with this Subscription Agreement and all Subscriptions contemplated hereby.

11.4	Notices

All notices and other communications made or to be made under this Subscription Agreement shall be effective upon receipt and shall be given in writing by courier, or registered mail to the addressees listed on the first page of this Subscription Agreement. Any notice to the Company shall be sent to the attention of the Chairman of the Board and to the attention of the CEO.

Any notice to Fidelity shall be sent:

For:	To:
Fidelity Select Portfolios: Biotechnology Portfolio	Brown Brothers Harriman & Co. 525 Washington Blvd Jersey City NJ 07310 Attn: Michael Lerman 15th Floor Corporate Actions Email: michael.lerman@bbh.com Fax number: 617 772-2418
Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund

State Street Bank & Trust

PO Box 5756

Boston, Massachusetts 02206

Attn: Bangle & Co fbo Fidelity Advisor Series

VII: Fidelity Advisor Biotechnology Fund

Email: SSBCORPACTIONS@StateStreet.com

Fax number: 617-988-9110

Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund	State Street Bank & Trust PO Box 5756 Boston, Massachusetts 02206

Subscription Agreement regarding AC Immune SA as of 16 October 2015	20

Attn: Wavechart & Co fbo Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund Email: SSBCORPACTIONS@StateStreet.com Fax number: 617-988-9110
Fidelity Blue Chip Growth Commingled Pool By: Fidelity Management & Trust Co.	Brown Brothers Harriman & Co. 525 Washington Blvd Jersey City NJ 07310 Attn: Michael Lerman 15th Floor Corporate Actions Email: michael.lerman@bbh.com Fax number: 617 772-2418
Pyramis Lifecycle Blue Chip Growth Commingled Pool By: Pyramis Global Advisors Trust Company, as Trustee	State Street Bank & Trust PO Box 5756 Boston, Massachusetts 02206 Attn: FLAPPER CO fbo Pyramis Lifecycle Blue Chip Growth Commingled Pool Email: SSBCORPACTIONS@StateStreet.com Fax number: 617-988-9110
Fidelity Securities Fund: Fidelity Blue Chip Growth Fund	M.Gardiner & Co C/O JPMorgan Chase Bank, N.A P.O. Box 35308 Newark, NJ 07101-8006 Email: Fidelity.crcs@jpmorgan.com Jpmorganinformation.services@jpmorgan.com Fax number: 469-477-1510

Any notice to the Company shall be sent to

AC Immune SA

Attention: CEO

EPFL Innovation Park, bâtiment B,

CH 1015 Lausanne, Switzerland

Telephone: +41 21 693 91 21

with a copy (which shall not constitute notice) to:

VISCHER AG

Attn. Dr. Matthias Staehelin

Aeschenvorstadt 4

CH 4010 Basel, Switzerland

Telephone: +41 58 211 33 00

Each Party may change or amend the addresses given in this Subscription Agreement or designate additional addresses for the purposes of this Section by giving the other Parties written notice of the new address in the manner set forth in this Section.

11.5	Entire Agreement

This Subscription Agreement (including its Appendices) and any written document executed in connection herewith constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes any agreement or understanding that may have been concluded with respect to the subject matter hereof between any of the Parties prior to the date of this Subscription Agreement.

Subscription Agreement regarding AC Immune SA as of 16 October 2015	21

11.6	Severability

If at any time any provision of this Subscription Agreement or any part thereof is or becomes invalid or unenforceable, then neither the validity nor the enforceability of the remaining provisions or the remaining part of the provision shall in any way be affected or impaired thereby. The Parties agree to replace the invalid or unenforceable provision or part thereof by a valid or enforceable provision which shall best reflect the Parties’ original intention and shall to the extent possible achieve the same economic result.

11.7	Termination at IPO and Survival

This Subscription Agreement shall terminate at a firmly underwritten public offering of Common Shares of the Company for listing on an internationally recognized stock exchange at a pre-money valuation at the IPO date of not less than the Post Series E Valuation (USD 500’000’000.00 assuming the issuance of 20’755 Series E Preferred Shares) and with gross proceeds from the initial public offering of at least USD 50 million. Notwithstanding any termination and rescission of this Subscription Agreement (and the Shareholders’ Agreement and any documents, instruments or deeds executed by an Investor including, but not limited to, the Subscription Forms) pursuant to Section 6 above, it is acknowledged and agreed that Sections 6 (Termination and Recission) and this Section 11.7 shall survive any such termination and rescission and continue to be effective as if no such termination and rescission had occurred.

11.8	Amendments

This Subscription Agreement including this Section 11.8 may be amended only in writing by an instrument signed by the Company and all Investors.

11.9	Waiver of Rights

No waiver by a Party of a failure of any other Party to perform any provision of this Subscription Agreement shall operate or be construed as a waiver in respect of any other or further failure whether of a similar or different character.

11.10	Announcement

Each Investor shall consult with the Company, and the Company shall consult with such Investor, before issuing any press releases or otherwise making any public statements with respect to this Subscription Agreement and the matter contemplated hereby. The wording and timing of the initial public announcement of the acquisition of the equity participation in the Company shall be mutually agreed between the Company and Fidelity.

11.11	Counterparts

This Subscription Agreement may be executed in so many counterparts as there are Parties to it, each of which shall constitute an original, and all counterparts shall constitute an original, and all counterparts shall together constitute one and the same instrument. Execution copies may be delivered by as PDF by e-mail (in which case original copies shall subsequently be sent by mail as soon as possible).

Subscription Agreement regarding AC Immune SA as of 16 October 2015	22

11.12	Applicable Law

This Subscription Agreement and all disputes including those concerning any statute of limitations, set-off claims, tort claims and interest claims, shall be governed by the substantive laws of Switzerland excluding its conflict of laws rules.

11.13	Arbitration

Any disputes, controversy or claim arising under, out of or relating to this Subscription Agreement (and sub-sequent amendments thereof), its valid conclusion, binding effect, interpretation, performance, breach or termination, including tort claims, shall be referred to and finally determined by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force at the time when the arbitration is initiated. A panel of three arbitrators shall be appointed. The place of arbitration shall be Lausanne, Switzerland. The language to be used in the arbitration proceedings shall be English.

[Remainder of this page intentionally left blank]

Subscription Agreement regarding AC Immune SA as of 16 October 2015	23

IN WITNESS WHEREOF the Parties have caused the Subscription Agreement to be duly executed as of the date first written above.

Signatures

Place/Date:	Boston, Massachusetts

October 16, 2015

Fidelity Select Portfolios: Biotechnology Portfolio

By:	/s/ Kenneth B Robins

Name:	Kenneth B Robins

Title:	Authorized Signatory

Place/Date:	Boston, Massachusetts

October 16, 2015

Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund

By:	/s/ Kenneth B Robins

Name:	Kenneth B Robins

Title:	Authorized Signatory

Subscription Agreement regarding AC Immune SA as of 16 October 2015	24

Place/Date:	Boston, Massachusetts

October 16, 2015

Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund

By:	/s/ Kenneth B Robins

Name:	Kenneth B Robins

Title:	Authorized Signatory

Place/Date:	Boston, Massachusetts

October 16, 2015

Fidelity Blue Chip Growth Commingled Pool

by Fidelity Management & Trust Co.

By:	/s/ Kenneth B Robins

Name:	Kenneth B Robins

Title:	Authorized Signatory

Subscription Agreement regarding AC Immune SA as of 16 October 2015	25

Place/Date:	Smithfield, RI

October 16, 2015

Pyramis Lifecycle Blue Chip Growth Commingled Pool

by Pyramis Global Advisors Trust Company, as Trustee

By:	/s/ Dana Rancourt

Name:	Dana Rancourt

Title:	Director

Place/Date:	Boston, Massachusetts

October 16, 2015

Fidelity Securities Fund: Fidelity Blue Chip Growth Fund

By:	/s/ Kenneth B Robins

Name:	Kenneth B Robins

Title:	Authorized Signatory

Subscription Agreement regarding AC Immune SA as of 16 October 2015	26

Place/Date:	Lausanne, 16 October 2015

AC Immune SA

Signature		Signature

/s/ Martin Velasco

Name	Martin Velasco	Name	Matthias Staehelin
Title	Chairman of the Board	Title	Secretary of the Board (Non-Member)

Subscription Agreement regarding AC Immune SA as of 16 October 2015	27

Place/Date:	Bangkok / 16 October 2015

AC Immune SA

Signature		Signature

/s/ Matthias Staehelin

Name	Martin Velasco	Name	Matthias Staehelin
Title	Chairman of the Board	Title	Secretary of the Board (Non-Member)

Subscription Agreement regarding AC Immune SA as of 16 October 2015	28

Annexes

Annex 0	Shareholders’ Agreement dated 16 October 2015

Annex 2.2	Current Articles of Association of the Company as of 1 October 2015

Annex 3.1	Adherence Declaration

Annex 3.2	Subscription Form

Annex 3.3	Revised Articles of Association of the Company as of Closing

Annex 4	Capitalization Table of the Company Post Closing

Annex 5.2.1(e)	Registration Rights Agreement

Annex 5.2.1(f)	Legal Opinion VISCHER AG

Annex 5.3(a)	Certificates for fulfilled conditions precedent

Annex 7.1	Representation and Warranties by the Company

Annex 7.2	Representation and Warranties by each Investor

Subscription Agreement regarding AC Immune SA as of 16 October 2015

Annex 3.1

Adherence Declaration

as of [DATE]

made by

[NAME]

[ADDRESS]

(hereinafter “Investor”)

WHEREAS, the Subscription Agreement as of 16 October 2015 regarding AC Immune SA, a Swiss share company registered under the number CHE-109.878.825, EPFL Innovation Park, bâtiment B, 1015 Lausanne, Switzerland (the “Company”), was executed between the Company and [●] (the “Subscription Agreement”, enclosed as Appendix A to this adherence declaration);

WHEREAS, pursuant to the Subscription Agreement existing shareholders and other investors may participate for up to USD 49’472’456.16 in the investment in the Company by way of adherence to the Subscription Agreement;

WHEREAS, the Investor is willing to invest in the Company or increase its investment in the Company;

NOW, THEREFORE, the Investor hereby declares and agrees to the following:

1.	DEFINITIONS

Unless otherwise defined in this adherence declaration, all capitalized terms shall have the meaning according to the definition in the Subscription Agreement.

2.	ADHERENCE TO THE SUBSCRIPTION AGREEMENT

The Investor hereby adheres to the Subscription Agreement as additional Investor and undertakes to invest a total amount of USD [AMOUNT] according to the terms in this adherence declaration and according to the terms of the Subscription Agreement.

3.	APPLICABLE LAW / JURISDICTION

This adherence declaration and all disputes including those concerning any statute of limitations, set-off claims, tort claims and interest claims, shall be governed by the substantive laws of Switzerland excluding its conflict of laws rules.

Any disputes, controversy or claim arising under, out of or relating to this adherence declaration (and sub-sequent amendments thereof), its valid conclusion, binding effect, interpretation, performance, breach or termination, including tort claims, shall be referred to and finally determined by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force at the time when the arbitration is initiated. A panel of three arbitrators shall be appointed. The place of arbitration shall be Lausanne, Switzerland. The language to be used in the arbitration proceedings shall be English.

Subscription Agreement regarding AC Immune SA as of 16 October 2015

Appendices:

Appendix A Subscription Agreement 16 October 2015

IN WITNESS WHEREOF the Investor has caused this adherence declaration to be duly executed

Place	Date

Signature

Name
Title

Accepted:

AC Immune SA

Signature	Signature

Name	Name
Title	Title

Subscription Agreement regarding AC Immune SA as of 16 October 2015

Annex 3.2

SUBSCRIPTION AND REGISTRATION FORM

Subscription Rights and Shares may not be offered or sold, directly or indirectly, in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction. This security offering is in the United States solely addressed to accredited investors (as defined in Regulation D of the Securities Act) and in the European Union solely addressed to qualified investors or to special category of investors (as defined in article 2 section 1 E of the Prospectus Directive).

Making reference to the articles of association AC Immune SA, with registered seat in Lausanne, company number CHE-109.878.825 (the “Company”), as enacted the extraordinary general meeting held on October 1, 2015 and the resolutions of such meeting and a meeting of the Board of Directors to increase the share capital of the Company by the aggregate amount of CHF[102’680] from CHF [853’900] (amount registered in the register of commerce not taking into account the 502 options for common shares exercised in 2015) up to CHF [956’580] through the issuance of up to 20’536 new Series E Preferred Shares (the “Preferred Series E Shares” and each a “Preferred Series E Share”) with a nominal value of CHF 5.00 each at the subscription amount of USD 2’409.06, and the corresponding rights offering, offering such shares for a price of USD 2’409.06 per share in cash at issuance.

My/Our commitment for the Series E Financing Round is USD

For my/our commitment I/we hereby unconditionally subscribe              (in words                                         ) Preferred Series E Shares with the irrevocable and unconditional undertaking to pay the issue price of USD 2’409.06 for each allotted Preferred Series E Share to the Company.

I/we grant power of attorney to each member of the board of directors of the Company to repeat the subscription of based on a signed copy of this form.

I/we confirm the following: (1) My/our overall commitment to investments that are not readily marketable is reasonable in relation to my/our net worth; (2) I am/we are willing and able to bear the economic risk of this investment; and (3) I am/we are purchasing the shares offered for my/our own account for investment purposes only and not with a view to distribution or resale.

I/we confirm that I/we have taken note of the contents of the Articles of Association of the Company as resolved on October 1, 2015.

I/we declare that I/we will acquire Preferred Series E Shares in my/our own name and for my/our own account;

as a trustee (nominee) for the following person

Name:                                         , address                     ]

Subscription Agreement regarding AC Immune SA as of 16 October 2015

I /we confirm that I/we are not acquiring the Shares for the account or benefit of another person who is a U.S. person or resident in China, Australia, Canada, Taiwan or Japan.

I/we request that the Preferred Series E Shares be entered into the shareholders’ register of AC Immune SA under my/our name as follows:

Individuals

☐ Mr    ☐ Ms/Mrs

Name	First Name:

Street, No.:

Postal Code, City:	Country:

Telefon, No.:	Fax, No. or e-mail:

Nationality:	Date of Birth:

Legal Entities

Name	First Name:

Street, No.:

Postal Code, City:	Country:

Telefon, No.:	Fax, No. or e-mail:

Legal Status:	Line of Business:

Activity/Purpose:	Jurisdiction of Incorporation:

Notices from AC Immune SA should be sent to:

☐ the above address
☐ the following address:

If I am a U.S. Person as defined in Regulation S (see on the form below), I/we confirm I am/we are an accredited investor(s) as that term is defined in Regulation D of the Securities Act (see at the end of this form), the Preferred Series E Shares have not been offered for sale to me/us in the United States, and I am/we are not acquiring the Shares for the account or benefit of any other U.S. person.

If I am /we are a resident of a members state of the European Union, I/we understand that the offering is solely addressed to qualified investors or to special category of investors (as defined in article 2 section 1 E of the Prospectus Directive, see below) and that any subscription by another person may not be permitted and must be approved by the Company.

Allocation and Payment

I/we will wire the amount of USD 2’409.06 for each Preferred Series E Shares allotted to me/us with value date October [    ], 2015 to the following escrow bank account:

[Name of bank: Credit Suisse AG, St. Alban-Graben 1-3, 4002 Basel/Switzerland, SWIFT CRESCHZZ80A

Subscription Agreement regarding AC Immune SA as of 16 October 2015

Benificiary/Formal account holder: AC Immune SA, EPFL Innovation Park, Building B, CH 1015 Lausanne, Suisse; Account Number USD: IBAN CH72 0483 5173 7769 4200 7]1

Stamp Duties / Dividends

The stamp tax (“Emissionsabgabe”) will be borne by AC Immune SA. The Shares are entitled to dividends starting with the business year 2015.

Escrow Arrangement of the Series E Preference Shares

All shares are subject to an escrow arrangement as laid out in Section D4 of the Shareholders’ Agreement.

Shareholders’ Agreement

I/We hereby declare that I/we have taken notice of and fully understood the content of the Shareholders’ Agreement dated 16 October 2015 and that I/we hereby unconditionally and irrevocably accede to the Shareholders’ Agreement and assume all rights and duties thereunder.

This Subscription and Registration Form is subject to Swiss law. Any disputes, controversy or claim arising under, out of or relating to this Subscription Agreement (and subsequent amendments thereof), its valid conclusion, binding effect, interpretation, performance, breach or termination, including tort claims, shall be referred to and finally determined by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force at the time when the arbitration is initiated. A panel of three arbitrators shall be appointed. The place of arbitration shall be Lausanne, Switzerland. The language to be used in the arbitration proceedings shall be English.

Place/Date:	Signature:

[signature does not need be notarized]

U.S. Securities Act of 1933: Definition of U.S. Person / Accredited Investor.

As used in Regulation S, the term “U.S. person” means:

(i) any natural person resident in the United States;

(ii) any partnership or corporation organized or incorporated under the laws of the United States;

(iii) any estate of which any executor or administrator is a U.S. person;

(iv) any trust of which any trustee is a U.S. person;

(v) any agency or branch of a foreign entity located in the United States;

(vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

(vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and

(viii) any partnership or corporation if: (A) organized or incorporated under the laws of any foreign jurisdiction; and (B) formed by a U.S. person principally for the purpose of investing in securities not registered under the Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a), which is codified in Title 17 of the US Code of Federal Regulations as § 230.501) who are not natural persons, estates or trusts.

[1]	Note to draft; Please update with current wire instructions.

Subscription Agreement regarding AC Immune SA as of 16 October 2015

As used in Regulation D, accredited investor shall mean any person who comes within any of the following categories, or who the issuer reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person:

1.	Any bank as defined in section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any insurance company as defined in section 2(a)(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

2.	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

3.	Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

4.	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

5.	Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000 excluding the value of the primary residence of such person;

i.	Except as provided in paragraph ii. below, for purposes of calculating net worth:

a.	The person’s primary residence shall not be included as an asset;

b.	Indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and

c.	Indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

Subscription Agreement regarding AC Immune SA as of 16 October 2015	35

ii.	Paragraph i. above will not apply to any calculation of a person’s net worth made in connection with a purchase of securities in accordance with a right to purchase such securities, provided that:

a.	Such right was held by the person on July 20, 2010;

b.	The person qualified as an accredited investor on the basis of net worth at the time the person acquired such right; and

c.	The person held securities of the same issuer, other than such right, on July 20, 2010.

6.	Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

7.	Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) and

8.	Any entity in which all of the equity owners are accredited investors.

Subscription Agreement regarding AC Immune SA as of 16 October 2015

European Union: Prospectus Directive 2010/73/EU of 24 November 2010

Article 2 – Definitions

1. For the purposes of this Directive, the following definitions shall apply:

(a)	- (d) […];

(e)	‘qualified investors’ means persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC of the European Parliament and of the Council of 21 April 2004 on markets in financial instruments[2], and persons or entities who are, on request, treated as professional clients in accordance with Annex II to Directive 2004/39/EC3, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients. Investment firms and credit institutions shall communicate their classification on request to the issuer without prejudice to the relevant legislation on data protection. Investment firms authorized to continue considering existing professional clients as such in accordance with Article 71(6) of Directive 2004/39/EC shall be authorized to treat those clients as qualified investors under this Directive.

[2]	(1) Entities which are required to be authorised or regulated to operate in the financial markets. The list below should be understood as including all authorised entities carrying out the characteristic activities of the entities mentioned: entities authorised by a Member State under a Directive, entities authorised or regulated by a Member State without reference to a Directive, and entities authorised or regulated by a non-Member State:

(a)	Credit institutions

(b)	Investment firms

(c)	Other authorised or regulated financial institutions

(d)	Insurance companies

(e)	Collective investment schemes and management companies of such schemes

(f)	Pension funds and management companies of such funds

(g)	Commodity and commodity derivatives dealers

(h)	Locals

(i)	Other institutional investors

(2)	Large undertakings meeting two of the following size requirements on a company basis:

•	balance sheet total: EUR 2 0 000 000,

•	net turnover: EUR 4 0 000 000,

•	own funds: EUR 2 000 000.

(3)	National and regional governments, public bodies that manage public debt, Central Banks, international and supranational institutions such as the World Bank, the IMF, the ECB, the EIB and other similar international organisations.

(4)	Other institutional investors whose main activity is to invest in financial instruments, including entities dedicated to the securitisation of assets or other financing transactions.
[3]	Clients other than those mentioned in section I, including public sector bodies and private individual investors, may also be allowed to waive some of the protections afforded by the conduct of business rules. Investment firms should therefore be allowed to treat any of the above clients as professionals provided the relevant criteria and procedure mentioned below are fulfilled. These clients should not, however, be presumed to possess market knowledge and experience comparable to that of the categories listed in section I. Any such waiver of the protection afforded by the standard conduct of business regime shall be considered valid only if an adequate assessment of the expertise, experience and knowledge of the client, undertaken by the investment firm, gives reasonable assurance, in light of the nature of the transactions or services envisaged, that the client is capable of making his own investment decisions and understanding the risks involved. The fitness test applied to managers and directors of entities licensed under Directives in the financial field could be regarded as an example of the assessment of expertise and knowledge. In the case of small entities, the person subject to the above assessment should be the person authorised to carry out transactions on behalf of the entity.

In the course of the above assessment, as a minimum, two of the following criteria should be satisfied:

•	the client has carried out transactions, in significant size, on the relevant market at an average frequency of 10 per quarter over the previous four quarters,

•	the size of the client’s financial instrument portfolio, defined as including cash deposits and financial instruments exceeds EUR 500 000,

•	the client works or has worked in the financial sector for at least one year in a professional position, which requires knowledge of the transactions or services envisaged.

Subscription Agreement regarding AC Immune SA as of 16 October 2015

Annex 5.3(a)

Certificate for fulfilled conditions precedent

to:

Fidelity Management & Research

Company

[DATE] 2015

Confirmation regarding Closing and Instruction

Dear Sirs,

with reference to the Subscription Agreement dated 16 October 2015 (the “Subscription Agreement”) concluded by Fidelity Management & Research Company and AC Immune SA (together the “Parties”), the undersigned AC Immune SA hereby confirms:

a)	The representations and warranties of the Company contained in Section 7.1 are true and correct in all material respects as of the Closing (except that representations and warranties qualified by materiality or a Material Adverse Effect shall be true and correct in all respects).

b)	The Company has performed and complied with all covenants, agreements, obligations and conditions contained in the Subscription Agreement that are required to be performed or complied with by the Company on or before such Closing.

c)	All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the Shares pursuant to the Subscription Agreement shall be obtained and effective as of such Closing.

d)	The Company, Fidelity, any other Investor and the other shareholders of the Company representing 85% of all outstanding Shares prior to the Closing of the Series E Financing Round have executed and delivered the Shareholders’ Agreement Amendment (or a joinder agreement thereto), in substantially the form of Annex 0 of the Subscription Agreement.

e)	The Company, Fidelity, any other Investor requesting so and the other shareholders of the Company named as parties thereto have executed and delivered the Registration Rights Agreement (or a joinder agreement thereto), in substantially the form of Annex 5.2.1(e) of the Subscription Agreement.

f)	Fidelity and any other Investor requesting have received from Vischer AG, counsel for the Company, an opinion, dated as of the date of such Closing, in substantially the form Annex 5.2.1(f) of the Subscription Agreement.

Subscription Agreement regarding AC Immune SA as of 16 October 2015

g)	The Secretary of the Company has delivered to Fidelity and any other Investor requesting so a certificate, dated as of the date of such Closing, certifying (i) the resolutions of the Board of Directors of the Company approving the Subscription Agreement and the transactions contemplated under such Agreement, and (ii) resolutions of the shareholders of the Company approving the issuance of Series E Preferred Shares and the Revised Articles of Association in Annex 3.3 of the Subscription Agreement as to all items except the share capital and the numbers of Series E Preferred Shares.

h)	All corporate and other proceedings in connection with the transactions contemplated at such Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Fidelity and the Investors shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.

i)	No action is pending or threatened which seeks to enjoin, restrain or prohibit the consummation of the Subscriptions contemplated by the Subscription Agreement.

The Company further confirms that the following documents are present:

j)	an application to the Register of Commerce regarding: (1) the increase of the share capital to reflect the Series E Financing Round, (2) the issuance of Series E Preferred Shares, (3) the adoption of the Revised Articles of Association substantially in the form of Annex 3.3 of the Subscription Agreement,

k)	confirmation from [Credit Suisse], in Basel, evidencing that the amount of USD [●] has been paid in cash and fully credited to the Blocked Capital Account; and]

l)	circular resolutions or minutes evidencing the Board resolution regarding registration of the Investor as owners with voting rights of the relevant number of Series E Preferred Shares subscribed by the Investor in the Company’s share register upon Full Consummation.

For the avoidance of doubt terms not defined herein shall have the meaning as defined in the Subscription Agreement.

The Company further confirms that it accepts Fidelity and the Investors listed in the Annex as a new shareholder and that it will upon registration of the shares amend the shareholders’ register accordingly.

Finally the Company confirms to have instructed VISCHER AG to file all Closing documents with the register of commerce in the canton of Vaud.

Yours sincerely

AC Immune SA

Name:	Name:

Title:	Title:

Subscription Agreement regarding AC Immune SA as of 16 October 2015

Schedule to Certificate for fulfilled conditions precedents

Adhering Investors accepted by the Company:

Name	Subscription Amount	Number of Series E Preferred Shares

Subscription Agreement regarding AC Immune SA as of 16 October 2015

Annex 7.1

Representation and Warranties by the Company

The Company hereby represents and warrants to the Investor that the following representations are true and complete as of the date hereof, except as otherwise indicated.

1.	Incorporation and Authority

The Company has been duly incorporated and is existing under the laws of Switzerland, with power and authority (corporate and other) to own its properties and conduct its business as described in the disclosure documents (collectively, the “Disclosure Documents”) that are set forth in folder 16 of the data room prepared by the Company and made available to such Investor (the “Dataroom”).

2.	Capitalization

As at the date of this Subscription Agreement the Company has an issued statutory share capital in the nominal amount of CHF 856’410.00 divided into 34’914 Common Shares with a nominal value of CHF 5.00 each, 14’152 registered Series A Preferred Shares, 67’130 registered Series B Preferred Shares, 38’476 Series C Preferred Shares and 16’490 registered Series D Preferred Shares. In addition, the Company has a conditional share capital of CHF CHF 90’735 corresponding to up to 18’147 Common Shares for issuance to officers, directors, employees and consultants of the Company pursuant to equity incentive plans. The Company has made available to each Investor complete and accurate copies of the equity incentive plans forms of agreements used thereunder. The Company has no treasury shares.

Prior and after completion of the Series E Financing Round, the ownership structure of the Company shall be as specified in the capitalization table set forth in Annex 4.

3.	Authorization

All corporate action required to be taken by the Company’s Board of Directors and shareholders in order to authorize the Company to enter into the Subscription Agreement and the other Transaction Documents, and to issue the Shares at the Closing has been taken or will be taken prior to such Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Subscription Agreement and the other Transaction Documents, the performance of all obligations of the Company under the Subscription Agreement and the other Transaction Documents to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to Closing. The Subscription Agreement and the other Transaction Documents, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable federal or state securities laws.

Subscription Agreement regarding AC Immune SA as of 16 October 2015

4.	Valid Issuance of Shares

The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Subscription Agreement, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under the Shareholders’ Agreement, applicable U.S. state and federal and non-U.S. securities laws and liens or encumbrances created by or imposed by the Investor. Assuming the accuracy of the representations of the Investor in Section 7.2 of this Subscription Agreement, the Shares will be issued in compliance with all applicable U.S. federal and U.S. state securities laws.

5.	No Subsidiary

The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity, and the Company is not a participant in any joint venture, partnership or similar arrangement, in each case except as disclosed in the Disclosure Documents.

6.	Absence of Further Requirements

Assuming the accuracy of the representations made by the Investor in Section 7.2 of this Subscription Agreement, no consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required for the consummation of the Subscriptions contemplated by this Subscription Agreement in connection with the offering, issuance and sale of the Shares by the Company, except (i) such as have been obtained or made or will be made on or prior to the Closing or (ii) such as may be required under applicable state or non-U.S. securities laws.

7.	Absence of Defaults and Conflicts Resulting from Subscriptions

The execution, delivery and performance of this Subscription Agreement, and the issuance and sale of the Shares, will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, (i) the Articles of Association of the Company, (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its properties, or (iii) any agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the properties of the Company is subject except for purposes of clauses (ii) and (iii) where any such breach, violation, default, lien, charge or encumbrance would not reasonably be expected to have a Material Adverse Effect; a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company.

Subscription Agreement regarding AC Immune SA as of 16 October 2015

8.	Litigation

Except as disclosed in the Disclosure Documents and the document called “Crenezumab Patent Interference Proceeding” that is set forth in folder 10 of the Dataroom, there are no pending actions, suits or proceedings (including any inquiries made to the Company or, to the Company’s knowledge, investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Company or any of its properties that, if determined adversely to the Company, would individually or in the aggregate reasonably be expected to have a Material Adverse Effect, or would reasonably be expected to affect the ability of the Company to perform its obligations under this Subscription Agreement, or which are otherwise material in the context of the sale of the Shares; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are, to the Company’s knowledge, threatened or contemplated.

9.	Intellectual Property

Except as disclosed in the Disclosure Documents and the document called “Crenezumab Patent Interference Proceeding” that is set forth in folder 10 of the Dataroom and as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company owns all trademarks, trade names, patent rights, copyrights, domain names, trade secrets, inventions, know-how and other intellectual property and similar proprietary rights, including registrations or grant and applications thereof for registration or grant (collectively, “Intellectual Property Rights”) disclosed in the Disclosed Information to such Investor; (ii) there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by any third party against the Company (A) challenging the Company’s rights in, or the validity, enforceability or scope of, any of the Intellectual Property Rights owned by the Company, or (B) alleging that any activity by or on behalf of the Company infringes, misappropriates or otherwise violates any Intellectual Property Rights of such third party; (iii) there are no outstanding options, licenses or agreements relating to the Intellectual Property Rights owned by the Company, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property Rights of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products; (iv) none of the Intellectual Property Rights owned by the Company is subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other governmental authority affecting the rights of the Company with respect thereto; and (v) to the knowledge of the Company, the Company’s business as currently conducted does not violate any Intellectual Property Rights of any third party.

10.	Absence of Existing Defaults and Conflicts

The Company is not in violation of its articles of association or similar organizational documents or in default (or with the giving of notice or lapse of time would not be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties is subject, except such defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Subscription Agreement regarding AC Immune SA as of 16 October 2015

11.	Registration Rights

Except as provided in the Registration Rights Agreement, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to a registration statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Securities Act.

12.	Title to Property

The Company does not own any real property. The Company has good and marketable title to all other properties and assets owned by it that are necessary and material to its business, in each case free from liens, charges, encumbrances and defects that would reasonably be expected to have a Material Adverse Effect, and the Company holds any leased real or personal property under valid and enforceable leases with no terms or provisions that would reasonably be expected to have a Material Adverse Effect.

13.	Financial Statements

The Company has delivered to the Investor its unaudited interim condensed financial statements as at, and for the six months ended, June 30, 2015 and June 30, 2014, and its audited financial statements as at, and for the fiscal years ended, December 31, 2014 and December 31, 2013 (collectively, the “Financial Statements”). The Financial Statements present fairly in all material respects the financial position of the Company as of the dates shown and its results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board applied on a consistent basis.

14.	No Material Adverse Event in Business

Except as disclosed in the Disclosure Documents, since the end of the period covered by the Financial Statements, (i) there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business or properties of the Company that is material and adverse, (ii) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock and (iii) there has been no material adverse change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Company.

15.	Labor Disputes

No labor dispute with the employees of the Company exists or, to the knowledge of the Company, is imminent that would reasonably be expected to have a Material Adverse Effect.

16.	Clinical Trials

The preclinical and clinical studies conducted by the Company, and to the knowledge of the Company, the preclinical and clinical studies conducted on behalf of or sponsored by the Company, that are described in, or the results of which were referred to in, the

Subscription Agreement regarding AC Immune SA as of 16 October 2015

Disclosure Documents were and, if still pending, are being conducted in all material respects in accordance with protocols, procedures and controls filed with the appropriate regulatory authorities for each such test or trial, as the case may be, and with standard medical and scientific research procedures, except in each case where failure to so conduct would not reasonably be expected to have a Material Adverse Effect; each description of the results of such studies contained in the Disclosure Documents is accurate and complete in all material respects and fairly presents the data derived from such studies, and the Company has no knowledge of any other studies or tests the results of which are inconsistent with, or otherwise call into question, the results described or referred to in the Disclosure Documents; the Company has not received any notices or other correspondence from the from the U.S. Food and Drug Administration (“FDA”) or any committee thereof or from any other U.S. or foreign government or drug or medical device regulatory agency (collectively, the “Regulatory Agencies”) requiring the termination, suspension or material modification of any clinical trials that are described or referred to in the materials made available to such Investor, other than ordinary course communications with respect to modifications in connection with the design and implementation of such trials; and the Company has operated and currently is in compliance in all respects with all applicable rules, regulations and policies of the Regulatory Agencies except as would not reasonably be expected to have a Material Adverse Effect.

17.	Payments of Taxes

Except as disclosed in the Disclosure Documents, the Company warrants that

a)	all notices, reports, accounts, computations, statements, assessments, registrations and any other necessary information which the Company was legally obliged to submit to any Tax Authority for the purposes of Taxation, have been filed by the Company within applicable time limits and were accurate and complete;

b)	all Taxes (whether of Switzerland or elsewhere), for which the Company has been liable or is liable to account for, have been duly and timely paid;

c)	the Company has, in accordance with applicable time limits, maintained all records in relation to Taxes as required by law and such records are sufficient to enable the Company to accurately calculate its Tax liability;

d)	the Company has complied within applicable time limits with all notices lawfully served on it and any other requirements lawfully imposed on it by any Tax Authority;

e)	with respect to Taxes, the Company has not paid, within the time period starting on the date of its incorporation and ending on the date of this Subscription Agreement, and will not become liable to pay, any material penalty, fine, surcharge or interest charged;

f)	the Company is not involved in any dispute with or investigation by any Tax Authority and has not, within the past 12 months, been subject to any visit, audit, investigation, discovery or access order by any Tax Authority and is not aware of any circumstances existing which make it likely that a visit, audit, investigation, discovery or access order with respect to Taxes will be made in the next 12 months; and

g)	in the Financial Statements the Company has made full provision or reserve for any period ended on or before the relevant accounts date for all Taxation assessed or liable to be assessed on it;

Subscription Agreement regarding AC Immune SA as of 16 October 2015 except for any such Taxes, assessments, fines or penalties currently being contested in good faith or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

18.	Insurance

The Company is insured by insurers with appropriately rated claims paying abilities against such losses and risks and in such amounts as the Company reasonably considers adequate for the businesses in which it is engaged; all material policies of insurance and fidelity or surety bonds insuring the Company or its business, asset, employees, officers and directors are in full force and effect; to the Company’s knowledge, the Company is in compliance with the terms of such policies and instruments in all material respects; and there are no claims by the Company under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; the Company has not been refused any material insurance coverage sought or applied for; and the Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as the Company reasonably believes may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Documents.

19.	Social Security and Pensions

Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company warrants that

a)	all benefit plans for any period ending before Closing have been fully paid, or, as regards employees of the Company, provided for in the relevant financial statements;

b)	all contributions required to be made under the terms of any such benefit plans until the Closing have been timely made or provided for in the relevant financial statements;

c)	on the basis of and compared to the funding requirements of applicable law, none of the benefit plans has any accumulated funding deficiency;

except for any such contributions, assessments, fines or penalties currently being contested in good faith or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Subscription Agreement regarding AC Immune SA as of 16 October 2015

20.	Possession of Permits

The Company possesses, and is in compliance with the terms of, all adequate certificates, authorizations, franchises, licenses and permits, including, without limitation from the FDA and equivalent foreign regulatory authorities (“Permits”) necessary or material to the conduct of the business now or proposed to be conducted by it and has not received any notice of proceedings relating to the revocation or modification of any Permits that, if determined adversely to the Company, would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

21.	Environmental Laws

The Company is not in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”). The Company (i) does not own or operate any real property contaminated with any substance that is subject to any Environmental Laws, (ii) is not liable for any off-site disposal or contamination pursuant to any Environmental Laws, and (iii) is not subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim would individually or in the aggregate reasonably be expected to have a Material Adverse Effect; and the Company is not aware of any pending investigation which might lead to such a claim.

22.	Foreign Corrupt Practices Act

The Company (including, to the knowledge of the Company, its employees, officers or directors), has not taken or failed to take any action that would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), any rules or regulations thereunder, or any other applicable anti-corruption or anti-kickback law, including without limitation: (A) the making of any offer or promise to pay, payment of, or authorization of payment of, directly or indirectly, money or anything of value to any Official, for the purpose of influencing an official act or decision, inducing the doing or omission of any act in violation of a lawful duty, or securing an improper advantage; (B) use of any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; and (C) making of any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature. For purposes of this Subscription Agreement, (i) an “Official” shall include any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, director or employee of any Governmental Authority or employees of state-owned or state-controlled businesses and (ii) a “Governmental Authority” shall include any transnational, national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial (including any court), regulatory, or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions. The Company has in place adequate controls and systems designed to

Subscription Agreement regarding AC Immune SA as of 16 October 2015 ensure compliance with applicable laws pertaining to anti-corruption, including the FCPA, in each of the jurisdictions in which the Company currently does or in the past has done business, either directly or indirectly. The Company has not undergone or is not undergoing, any audit, review, inspection, investigation, survey or examination by a Governmental Authority relating to the FCPA, anti-corruption, or anti-kickback activity. To the knowledge of the Company, there are no threatened claims, nor presently existing facts or circumstances that would constitute a reasonable basis for any future claims, with respect the FCPA, anti-corruption, or anti-kickback activity by the Company.

23.	OFAC

Neither the Company nor to the Company’s knowledge any director, officer, affiliate, employee, agent or other person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

24.	Capital Loss

The Company is not overindebted within the meaning of article 725 para 2 CO. The Company is not suffering from capital loss within the meaning of article 725 para 1 CO assuming that only share premium in excess of 50% of the nominal share capital is included in the calculation of such capital loss.

25.	Investment Company Act

The Company is not and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof, will not be an “investment company” as defined in the United States Investment Company Act of 1940, as amended.

26.	Disclosure

The Company has made available to such Investor all the information reasonably available to the Company that the Investor has requested for deciding whether to acquire the Shares. No representation or warranty of the Company contained in this Subscription Agreement, and no certificate furnished or to be furnished to the Investor at the Closing, contains any untrue statement of a material fact or, to the Company’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

***

Subscription Agreement regarding AC Immune SA as of 16 October 2015

Annex 7.2

Representation and Warranties by the Investor

Each Investor hereby represents and warrants to the Company, severally and not jointly, that:

1.	Authorization

Such Investor has full power and authority to enter into the Subscription Agreement and the other Transaction Documents. The Subscription Agreement and the other Transaction Documents to which such Investor is a party, when executed and delivered by such Investor, will constitute valid and legally binding obligations of such Investor, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable federal or state securities laws.

2.	Purchase Entirely for Own Account

This Subscription Agreement is made with such Investor in reliance upon its representation to the Company that the Shares to be acquired by such Investor will be acquired for investment for such Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Investor does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares. Such Investor has not been formed for the specific purpose of acquiring the Shares.

3.	Disclosure of Information

Such Investor has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities and the Dataroom. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 7 of this Subscription Agreement or the right of such Investor to rely thereon.

4.	Restricted Securities

Such Investor understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Investor’s representations as expressed herein. Such Investor (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment. Such Investor understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws

Subscription Agreement regarding AC Immune SA as of 16 October 2015 and that, pursuant to these laws, such Investor must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Investor acknowledges that the Company has no obligation to register or qualify the Shares, or the Common Stock into which it may be converted, for resale except as set forth in the Registration Rights Agreement. Such Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of such Investor’s control, and which the Company is under no obligation and may not be able to satisfy.

5.	No Public Market

Such Investor understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

6.	Legends

Such Investor understands that the Shares and any securities issued in respect of or exchange for the Shares, may be notated with one or all of the following legends:

a)	“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE UNITED STATES SECURITIES ACT OF 1933.”

b)	Any legend set forth in, or required by, the other Transaction Documents.

c)	Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

7.	Accredited Investor or non-U.S. Person

Such Investor is either (i) an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act or (ii) not a U.S. Person within the meaning of Regulation S promulgated under the Securities Act.

8.	Foreign Investors

If such Investor is not a United States person (as defined by Section 7701(a)(30) of the United States Internal Revenue Code of 1986, as amended), such Investor hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Subscription Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the

Subscription Agreement regarding AC Immune SA as of 16 October 2015 purchase, holding, redemption, sale, or transfer of the Shares. Such Investor’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of such Investor’s jurisdiction.

9.	No General Solicitation

Neither such Investor, nor any of its officers, directors, employees, agents, shareholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

10.	Residence

Such Investor’s principal place of business is at its address set forth on the first page of this Subscription Agreement or in the Adherence Declaration.

***